EXHIBIT 5.1

September 2, 2005

RITA Medical Systems, Inc.
46421 Landing Parkway
Fremont, CA 94538

Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about September 2, 2005 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933 of 2,406,947 shares of your common stock, par value $0.001 per share (the “Shares”), to be sold by certain stockholders listed in the Registration Statement (the “Selling Stockholders”). As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares.

It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and in any amendment to it.

Sincerely,

/s/ HELLER EHRMAN LLP

MBW